Exhibit 99.1
QT Imaging Holdings Announces Results of First Annual Stockholder Meeting
Novato, Calif. – August 19, 2025 - QT Imaging Holdings, Inc. (“QT Imaging” or the “Company”) (OTCQB: QTIH) a medical device company engaged in the research, development, and commercialization of innovative body imaging systems, announced today that at the Annual Meeting of Company’s stockholders (the “Annual Meeting”) held on August 19, 2025, the Company’s stockholders voted to approve (i) the election of Daniel Dickson and James Greene as Class I directors to serve until the Company’s 2028 Annual Meeting of Stockholders or until their respective successors are elected and qualified, (ii) the appointment of BPM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and (iii) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a specific ratio within a range of 2:1 to 20:1 to be fixed by the Company’s Board of Directors.
The Company plans to file the results of the Annual Meeting, as tabulated by an independent inspector of elections, on Form 8-K with the Securities and Exchange Commission today.
About QT Imaging Holdings, Inc.
QT imaging is a public medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on the Company, please visit the company’s website at www.qtimaging.com.
For media inquiries, please contact:
Stephen Kilmer
Head of Investor Relations
Stephen.Kilmer@qtimaging.com
Direct: (646) 274-3580